SPECIAL POWER OF ATTORNEY

        The undersigned constitutes and appoints Robert E. Fowler his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign the Form 3, 4, and/or 5, for filing with the Securities and Exchange Commission by Church Loans & Investments Trust, a Texas real estate investment trust, together with any and all amendments to such Form 3, 4, and/or 5, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could de in person, hereby ratifying and confirming all that such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

        DATED: May 27, 2003.

                                                                            BY: /s/ Robert E. Martin
                                                                                    Robert E. Martin,
                                                                                    Senior Vice-President - Lending

STATE OF TEXAS

COUNTY OF POTTER

        This instrument was sworn to and acknowledged before me this 27th day of May, 2003, by Robert E. Martin, Senior Vice-President - Lending of Church Loans & Investments Trust, known to me to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

        IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                                                            /s/ Gerald G. Morgan, Jr.
                                                                            Notary Public, State of Texas